July 26, 1996


Dear Shareholder:

Enclosed is your dividend check for the second quarter.

Abigail Adams National Bancorp, Inc. reported net income of $485,000, or $0.56 per share, for the first six months of 1996, for an annualized return on average assets of 1.12%.

Early summer has been a busy time for us. In July, we completed a $6 million stock offering, nearly doubling our equity, issued a three-for-one stock split in the form of a stock dividend, tripling the number of shares now owned by you, and on July 12 our stock became listed on NASDAQ. We are excited about our future prospects, especially so as we seek to deploy the proceeds from our recent stock offering through expansion and acquisition. That expansion will take its first steps later this summer when we open our new full service branch at 1604 17th Street, Dupont Circle East, in the District of Columbia.

We also declared our fourth quarterly dividend of $.25 per share, on a pre-split basis ($.0833 per share, on a post-split basis). Although we maintained our well-capitalized status (the top capital rating) prior to the stock offering, our capital ratios are now even stronger.

While we take great satisfaction in these accomplishments, it is our eighteen years of outstanding service to our customers in which we take the most pride. Over the years, we have faithfully served the needs of our non-profit, small business and commercial real estate customers, offering a high level of personalized service without the bureaucracy of a large bank environment. We appreciate our customers' business and value each as important.



                                   Sincerely,


                                   Barbara Davis Blum
                                  Chairwoman, President
                                  and Chief Executive Officer

                      Abigail Adams National Bancorp, Inc.
                                  Balance Sheet
                             June 30, 1996 and 1995
                                ($ in thousands)
                                                      June 30,
                                                      --------
                                                   1996        1995
                                                   ----        ----
Assets:
Cash and due from banks                          $ 5,824      $4,086
Short-term investments                            10,437       5,417
Securities (market value of $11,560 and
  $14,469 in 1996 and 1995, respectively)         11,534      14,388
Loans                                             59,400      60,839
 Less:  Allowance
  for loan losses                                 (1,261)     (1,311)
                                                  ------      ------
  Loans, net                                      58,139      59,528
Other assets                                       2,101       1,544
                                                   -----       -----
     Total assets                               $ 88,035    $ 84,963
                                                ========    ========

Liabilities and Equity:
Deposits                                        $ 78,584    $ 76,956
Short-term borrowings                              1,739       1,128
Long-term debt                                       --          224
Other liabilities                                    743         483
                                                     ---         ---
  Total liabilities                               81,066      78,791
Stockholders' equity                               6,969       6,172
                                                   -----       -----
  Total liabilities and
    stockholders' equity                        $ 88,035    $ 84,963
                                                ========    ========


                               Statement of Income
                 For the six months ended June 30, 1996 and 1995
                     ($ in thousands, except per share data)

                                              For the six months ended:
                                                       June 30,
                                                       --------
                                                  1996        1995
                                                  ----        ----

Total interest income                            $ 3,562    $ 3,416
Total interest expense                             1,390      1,382
                                                   -----      -----
  Net interest income                              2,172      2,034
Other income                                         407        418
Other expense                                      1,808      1,927
                                                   -----      -----
  Income before taxes                                771        525
Applicable income tax expense                        286        143
                                                     ---        ---
  Net income                                     $   485    $   382
                                                 =======    =======

  Net income per share                           $  0.56    $  0.45
                                                 =======    =======
  Weighted average number of shares
    used to compute EPS                          864,682    854,532


                                  Selected Data
                             June 30, 1996 and 1995
                                                    1996      1995
                                                    ----      ----
Allowance for loan losses as a
  percentage of loans                               2.12%     2.15%
Average equity to average assets                    7.80%     7.22%
Return on average assets                            1.12%     0.93%
Net interest margin                                 5.37%     5.29%

                                  ABIGAIL ADAMS
                               NATIONAL BANCORP,
                                      INC.

                                FINANCIAL SUMMARY

                                  JUNE 30, 1996